SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

INTERNET PICTURES CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
Information about the Annual Meeting
Proposal 1 — Election of Directors
Information about the Board of Directors
Proposal 2 — Approval of Amendment to the Restated Certificate of Incorporation to Reduce the Number of Authorized Shares of Common Stock
Proposal 3 — Approval of the 2001 Equity Incentive Plan
Beneficial Ownership of iPIX Common Stock of Principal Stockholders, Directors and Management
Executive Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Related Party Transactions
Other Matters

INTERNET PICTURES CORPORATION
1009 Commerce Park Drive
Oak Ridge, Tennessee 37830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 30, 2002

To the Stockholders of
          INTERNET PICTURES CORPORATION:

The 2002 annual meeting of stockholders of Internet Pictures Corporation (“iPIX”) will be held at the Adams Mark Hotel located at 939 Ridge Lake Blvd., Memphis, Tennessee 38120 on May 30, 2002, starting at 9:00 a.m. Central Daylight Time.

At the annual meeting, you will be asked to vote on the following proposals:

1.	Election of Directors. To elect two Class III directors to serve until the 2005 annual meeting of stockholders;

2.	Decrease in Authorized Stock. To approve and adopt an amendment to the restated certificate of incorporation to reduce the number of shares of common stock that iPIX is authorized to issue from 150 million to 50 million;

3.	Approval of Option Plan. To approve and adopt the 2001 Equity Incentive Plan; and

4.	Other Business. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Only stockholders who own shares of our common stock at the close of business on April 12, 2002 and holders of our Series B Preferred Stock are entitled to notice of and to vote at the annual meeting. You may vote your shares by:

•	marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope;

•	casting your vote via the Internet at the website shown on the enclosed proxy card; or

•	dialing the toll free number on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone.

You may also vote in person at the annual meeting, even if you use one of the three options listed above.

We have enclosed with this Notice of Annual Meeting, a proxy statement, a form of proxy and a copy of our annual report to stockholders. Our annual report is not a part of this proxy statement.

By order of the Board of Directors,

/s/ Matthew S. Heiter
Matthew S. Heiter Secretary

April 17, 2002

INTERNET PICTURES CORPORATION
1009 Commerce Park Drive
Oak Ridge, Tennessee 37830

PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

     Your vote is very important. For this reason, our board of directors is soliciting proxies to be used at our May 30, 2002 annual meeting of stockholders. If you are not able to attend the annual meeting, please read and carefully consider the information presented in this proxy statement and complete, date and sign and return the enclosed proxy in the enclosed postage-paid envelope.

     This proxy statement, the form of proxy and our annual report will be mailed to all stockholders on or about April 17, 2002. Our annual report is not a part of this proxy statement.

     Unless otherwise indicated, all references in this proxy statement to “common stock” include not only our common stock which is listed on the Nasdaq National Market, but our Class B common stock as well, which has the same voting rights as our common stock, but is not publicly traded.

Information about the Annual Meeting

When is the annual meeting?

     Thursday, May 30, 2002, 9:00 a.m. Central Daylight Time.

Where will the annual meeting be held?

     The Adams Mark Hotel located at 939 Ridge Lake Blvd., Memphis, Tennessee, 38120.

What items will be voted upon at the annual meeting?

     You will be voting on the following matters:

1.	Election of Directors. To elect two Class III directors to serve until the 2005 annual meeting of stockholders;

2.	Decrease in Authorized Stock. To approve and adopt an amendment to the restated certificate of incorporation to reduce the number of shares of common stock that iPIX is authorized to issue from 150 million to 50 million;

3.	Approval of Option Plan. To approve and adopt the 2001 Equity Incentive Plan; and

4.	Other Business. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Who can vote?

     Only holders of record of our common stock at the close of business on April 12, 2002 and holders of our Series B Preferred Stock will be entitled to notice of and to vote at the annual meeting and any adjournments of the annual meeting. Holders of common stock are entitled to one vote for each share of common stock held on that date. Holders of our Series B Preferred Stock are entitled to vote on all matters submitted to the holders of common stock on an as-converted basis. As of April 1, 2002, there were 6,780,317 shares of common stock outstanding and entitled to vote. As of April 1, 2002, there were 1,115,080 shares of our Series B Preferred Stock outstanding, which shares are convertible into 10,267,096 shares of common stock. As a group, the holders of our Series B Preferred Stock have a total of 10,267,096 votes that can be cast at the annual meeting.

How do I vote by proxy?

     You may vote your shares by:

•	Voting by Mail. You may vote by mail by marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope.

•	Voting via the Internet. You may vote via the Internet by visiting the website shown on the enclosed proxy card. Internet voting is also available 24 hours a day. If you vote via the Internet you should not return your proxy card.

•	Voting by Telephone. You may vote by telephone by dialing the toll free number on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone. Telephone voting is available 24 hours a day. If you vote by telephone you should not return your proxy card.

     If you return your signed proxy card or vote by phone or the Internet before the annual meeting, we will vote your shares as you direct. Holders of our common stock may vote for one designated nominee for director, and holders of our Series B Preferred Stock may vote for one designated nominee for director. Holders of common stock will vote as a separate class for the election of Mr. Easterly, and holders of our Series B Preferred Stock will vote as a separate class for the election of Mr. Garrott. For each other item of business, you may vote “For” or “Against” or you may “Abstain” from voting.

     If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

•	“For” the election of all of our nominees for directors;

•	“For” the amendment to the restated certificate of incorporation to reduce the authorized shares of common stock; and

•	“For” approval of the 2001 Equity Incentive Plan.

     If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

1.	submitting another proxy by mail, telephone or internet with a more recent date than that of the proxy first given;

2.	sending written notice of revocation to our assistant secretary; or

3.	attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

How many votes are required?

     If a quorum is present at the annual meeting,

•	the director nominees will be elected by a plurality of the votes cast in person or by proxy at the annual meeting;

•	the amendment to the restated certificate of incorporation requires the approval of holders of a majority of the outstanding shares of common stock and two-thirds of the outstanding shares of the Series B Preferred Stock; and

•	the approval and adoption of the 2001 Equity Incentive Plan and all other matters submitted to the stockholders require the affirmative vote of a majority of the shares of common stock and Series B Preferred Stock, voting together, present or represented by proxy at the annual meeting.

What constitutes a “quorum” for the annual meeting?

     A majority of the outstanding shares of iPIX common stock entitled to vote at the annual meeting and the outstanding shares of Series B Preferred Stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the annual meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

Who pays for the solicitation of proxies?

     We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as paid solicitors, may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Morrow and Company to assist in the solicitation for a fee of $7,500, plus reasonable out-of-pocket expenses.

When are stockholder proposals for the 2003 annual meeting due?

     To be considered either for inclusion in the proxy materials solicited by the directors for the 2003 annual meeting or for consideration by the stockholders at the 2003 annual meeting, proposals by stockholders must be received by us, at the attention of our corporate secretary, 3160 Crow Canyon Road, Fourth Floor, San Ramon, California 94583, no later than January 15, 2003. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

Proposal 1 — Election of Directors

     The board has nominated Michael D. Easterly and Thomas M. Garrott to serve as Class III directors. If either of the nominees is not available to serve as a director at the time of the annual meeting (an event which we do not now anticipate), the proxies will be voted for the election of another person that the board may designate, unless the board, in its discretion, reduces the number of directors. The remaining members of the board (Class I and Class II directors) will continue as members of the board until their respective terms expire, as indicated below.

     The amended certificate of designation which fixes the relative rights, preferences and limitations of the Series B Preferred Stock provides that our board of directors shall consist of seven members, four of whom are elected by the holders of the Series B Preferred Stock voting as separate class, and three of whom are elected by the holders of the common stock, voting as a separate class. Holders of common stock will vote as a separate class for the election of Mr. Easterly, and holders of our Series B Preferred Stock will vote as a separate class for the election of Mr. Garrott. Information about the two individuals nominated as directors and the remaining members of the board is provided below. Shares of voting stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

Nominees for Election — Class III Directors — Terms Expiring 2005

     Thomas M. Garrott, 64, has been a director of iPIX since May 2001. Mr. Garrott serves as chairman of the board and chairman of the executive committee of the board of National Commerce Financial Corporation (formerly National Commerce Bancorporation). Mr. Garrott served as chairman, president and chief executive officer of National Commerce Bancorporation from May 1993 to July 2000. He was elected president and chief operating officer of National Commerce Bancorporation in November 1982 and served to May 1993. Mr. Garrott holds a master’s degree from the University of Pennsylvania, Wharton School of Finance, where he serves on the Wharton Graduate Executive Board, and a bachelor’s degree from Vanderbilt University, where he serves on the Advisory Board of the Owen Graduate School of Management.

     Michael D. Easterly, 55, has been a director of iPIX since January 2000. Mr. Easterly served as a director of Interactive Pictures Corporation from December 1999 to January 2000. Since 1994, Mr. Easterly has been chairman and chief executive officer of Legacy Investment Group, Inc. and its broker-dealer subsidiary, Legacy Securities Corp. Mr. Easterly is also chairman and chief executive officer of Legacy Asset Management, Inc. and chairman and chief manager of Legacy Lodging, L.L.C. Mr. Easterly is a member of the board of governors of The Wellington Group, LLC, a developer and operator of assisted living facilities and is a trustee, officer and member of the executive committee of Georgia State University Foundation. Mr. Easterly holds a bachelor’s of science degree from the University of Tennessee and a master’s degree in business administration from Georgia State University.

Incumbent Directors — Class II Directors — Terms expiring 2004

     Laban P. Jackson, Jr., 59, has been a director of iPIX since January 2000. Mr. Jackson served as a director of Interactive Pictures Corporation from January 1989 until January 2000. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director of BankOne Corporation and Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.

     Donald W. Strickland, 52, has been a director of iPIX since May 2001. Mr. Strickland has been the chief executive officer of iPIX since May 2001 and was our president and chief operating officer from October 2000 to May 2001. From April 2000 to October 2000, Mr. Strickland served as our executive vice president. Prior to joining us, Mr. Strickland was president and chief executive officer of PictureWorks Technology, Inc. from March 1996 until March 2000. From June 1993 until March 1996, Mr. Strickland held the position of vice president, imaging and publishing at Apple Computer. Prior to joining Apple in June 1993, Mr. Strickland spent twenty years at Eastman Kodak Company where he held a succession of positions in engineering, sales, marketing and executive management. Mr. Strickland holds several degrees including a bachelor’s degree in physics from Virginia Tech, a master’s degree in physics from the University of Notre Dame, a master’s degree in optics from the University of Rochester, a master’s degree in management from the Stanford Sloan School of Management and a law degree from George Washington University.

     Andrew P. Seamons, 32, has been a director of iPIX since December 2001. Since September 2000, Mr. Seamons has been a partner of Paradigm Capital Partners, LLC. From October 1999 to September 2000, Mr. Seamons served as a vice president of Lending Tree, Inc., a North Carolina based Internet lending marketplace, where he served as general manager for that company’s business to business services organization. From July 1992 to October 1999, Mr. Seamons worked at McKinsey & Company where he last served as engagement manager. Mr. Seamons also serves on the board of directors of Memphis Networx, a Paradigm portfolio company. Mr. Seamons holds a master’s degree in business administration from the Harvard Business School and a bachelor’s of science degree in electrical engineering from Duke University.

Incumbent Directors — Class I Directors — Terms Expiring 2003

     Gregory S. Daily, 43, has been a director of iPIX since October, 2001. Mr. Daily has been the chief executive officer of iPayment Technologies, Inc., a Nashville, Tennessee based credit card processing company, since January 2001. From 1999 to January 2001, Mr Daily was an independent consultant. From 1984 to 1999, Mr. Daily was president of PMT, Inc., a Nashville, Tennessee based credit card processing company. Mr. Daily holds a bachelor’s of arts degree from Trevecca Nazarene University.

     David M. Wilds, 61, has been a director of iPIX since September, 2001 and has been chairman of the board of iPIX since January, 2002. Mr. Wilds currently serves as managing partner of First Avenue Partners, L.P., a private equity partnership, which position he has held since 1998. From 1995 to 1998, Mr. Wilds was president of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as chairman of the board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds is a director of Dollar General Corporation. Wilds holds a bachelor’s of arts degree from Vanderbilt University and a master’s degree in business administration from Emory University.

     Election of Mr. Easterly requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting. Election of Mr. Garrott requires the affirmative vote of the holders of a plurality of the shares of Series B Preferred Stock represented at the annual meeting, voting on an as-converted basis. Shares of common stock and Series B Preferred Stock represented by proxy cards returned to us will be voted for the nominees listed above unless you specify otherwise.

     The board of directors recommends a vote “FOR” each of the nominees listed above.

Information about the Board of Directors

Role of the Board

     Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of iPIX, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly and through discussions with our executive officers.

Board Structure

     Our board of directors consists of seven members, four of whom are elected by the holders of our Series B Preferred Stock and three of whom are elected by the holders of our common stock. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of the stockholders. Messrs. Easterly and Garrott have been nominated for terms expiring in 2005.

2001 Board Meetings

     In 2001, the board met 24 times. No director attended less than 75% of all of the combined total meetings of the board and the committees on which they served in 2001.

Board Committees

     Audit Committee

     The audit committee of the board of directors reviews the internal accounting procedures of the company and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Jackson, Garrott and Seamons. The audit committee met four times during 2001. The audit committee operates under a written charter adopted by our board of directors.

     Compensation Committee

     The compensation committee of the board of directors i) reviews and recommends to the board the compensation and benefits of our executive officers; ii) administers our stock option plans and employee stock purchase plan; and iii) establishes and reviews general policies relating to compensation and employee benefits. The compensation committee consists of Messrs. Daily and Easterly. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. In 2001, the compensation committee met four times.

     Executive Committee

     The Executive Committee of the board of directors may exercise all or any of the authority of the board of directors in the management of the business and affairs of our company, except as limited by Delaware law. The Executive Committee consists of Messrs. Garrott, Strickland and Wilds. The Executive Committee did not meet in 2001.

     Nominating Committee

     The nominating committee of the board of directors will nominate candidates to stand for election to the board of directors of iPIX in the future. The nominating committee consists of Messrs. Seamons, Strickland and Wilds. The nominating committee met once in 2001 to nominate the class of directors elected at the annual meeting of stockholders held in 2001.

Director Compensation

     Directors do not receive cash compensation for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board and committee meetings. Additional compensation is not provided for committee participation or special assignments of the board of directors. In 2001, each of our outside directors received options to purchase 27,500 shares of our common stock. The exercise price of the options is the fair market value of the common stock on the date of grant, and each option has a term of ten years and becomes exercisable immediately. From time to time, our directors may to receive additional grants of options to purchase common stock.

Proposal 2 — Approval of Amendment to the Restated Certificate of Incorporation to Reduce the Number of
Authorized Shares of Common Stock

     We are asking stockholders to approve an amendment to our restated certificate of incorporation to decrease the authorized number of shares of common stock from 150,000,000 shares to 50,000,000. A form of the amendment is attached as Annex A to this Proxy Statement. This amendment is designed to reduce the amount of annual franchise taxes we are required to pay, which franchise taxes are based on the total amount of authorized shares of capital stock.

     Approval of the amendment to the restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of common stock and two-thirds of the outstanding shares of Series B Preferred Stock.

     The board of directors recommends a vote “FOR” the approval of the amendment to the restated certificate of incorporation.

Proposal 3 — Approval of the 2001 Equity Incentive Plan

     The board has adopted the iPIX 2001 Equity Incentive Plan (the “2001 plan”) and is recommending that stockholders approve the 2001 plan at the annual meeting. The 2001 plan is integral to our compensation strategies and programs. In order to retain and secure employees in an intense and competitive employment environment, we must offer competitive compensation programs, particularly with respect to equity-based awards. The 2001 plan will give us the ability and flexibility to attract and retain the personnel needed for our business.

     A summary of the principal features of the 2001 plan is provided below, but is qualified in its entirety by reference to the full text of the 2001 plan which is attached hereto as Annex B.

Shares Available for Issuance

     The 2001 plan authorizes the granting of options to purchase up to 6,000,000 shares of our common stock. Also, the 2001 plan provides that, beginning fiscal year 2002, the number of shares available for issuance under the 2001 plan may be increased annually by the lesser of 5% of the outstanding shares on the first day of the fiscal year or an amount determined by the compensation committee. The compensation committee determined not to increase the number of shares available for issuance under the 2001 plan for fiscal year 2002. The compensation committee or the board of directors may amend the terms of the 2001 plan. The following table sets forth certain information regarding stock options issued under the 2001 Plan as of April 1, 2002:

Name	Number of Options Granted

Donald W. Strickland, President and Chief Executive Officer	325,000

Paul Farmer, Chief Financial Officer and Executive Vice President	250,000

Matthew S. Heiter, Executive Vice President and General Counsel	175,000

All current executive officers as group	750,000

All employees who are not executive officers as a group	3,222,300

Michael D. Easterly	27,500

Thomas M. Garrott	27,500

All current directors who are not executive officers as a group	165,000

Administration and Eligibility

     The 2001 plan will be administered by a compensation committee consisting of two or more directors appointed by our board of directors. The compensation committee has the sole authority to interpret the 2001 plan and to decide all questions of fact arising in its application. Subject to the provisions of the 2001 plan, the compensation committee is authorized to establish rules for the administration of the 2001 plan, to interpret the 2001 plan, to make determinations about when to make grants under the 2001 plan and the characteristics of these grants, and to take other actions consistent with the 2001 plan. All of our employees, including employees who are officers or members of the board, and members of the board who are not employees are eligible to participate in the 2001 plan. Also, consultants and advisors who perform services to us are eligible to participate in the 2001 plan if they render bona fide services and the services are not in connection with the offer or sale of our securities in a capital-raising transaction.

Grants of Options

     The compensation committee is authorized to grant stock options, which may be incentive stock options, or ISOs, or nonqualified stock option, or NQSOs. The option price for an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The option price of any ISO will not be less than the fair market value of the underlying shares of common stock on the date of grant. The compensation committee also determines the term of each option provided that the exercise period may not exceed ten years from the date of grant. However, an ISO that is granted to an employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of our stock, may not have a term that exceeds five years from the date of grant. An optionee may pay the purchase price in cash, by delivering shares of common stock already owned by the optionee and having a fair market value on the date of exercise equal to the option price, or by any other method that the compensation committee may approve. The purchase price of the shares purchased pursuant to an option must be paid in full upon delivery of the share certificates.

     For purposes of the 2001 plan, fair market value means the last reported sale price of our common stock on the Nasdaq National Market on the grant date, or if there were no trades on that date, the latest preceding date upon which a sale was reported.

Exercisability

     At the time of the option grant, the compensation committee in its sole discretion will determine when options are exercisable, any conditions precedent to exercise and when they expire.

Termination of Employment or Services

     If an optionee ceases to be an employee, non-director employee, consultant or advisor for any reason other than death, disability or termination for cause, then any vested options will terminate unless exercised within 90 days of the date on which the optionee ceases to be employed by or provide service to us.

     If an optionee is terminated for cause, any vested options will terminate as of that date. If the optionee becomes disabled, any vested options will terminate unless exercised within one year after the termination date. If the optionee dies, or dies within 90 days after the date the optionee’s service or employment ceases for any reason other than death, disability, or termination for cause, any vested option will terminate unless exercised within one year after the termination date.

     If options expire or are terminated for any reason without being exercised, the shares of common stock subject to those options will again be available for grant.

Adjustment in Shares Covered by Options

     The number of shares covered by each outstanding option will be adjusted to account for changes in the number of our issued and outstanding shares of common stock by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, consolidation or reorganization in which we are the surviving corporation, by reason of a reclassification or change in par value, or by reason of any extraordinary or unusual event affecting the outstanding shares of our common stock.

Change of Control

     In the event of a change of control, any outstanding options will become fully exercisable, unless the compensation committee determines otherwise. If a merger takes place in which we are not the surviving corporation, all outstanding options will be assumed or replaced with comparable options of the surviving corporation. The compensation committee may require that optionees surrender their outstanding options in the event of a change of control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares subject to the options exceeds the exercise price of the options.

Transferability

     The options are exercisable during the lifetime of the optionee only by the optionee or his or her authorized representative. An optionee may not transfer the options except by will or by the laws of descent and distribution or, with respect to nonqualified stock options, if the compensation committee permits.

Amendment or Termination of the 2001 Plan

     Our board of directors may terminate or amend the 2001 plan at any time, provided that any amendment to the 2001 plan that requires stockholder approval will be submitted to a vote of stockholders in order to comply with Section 162(m) of the Internal Revenue Code if that Section is applicable. Except as otherwise provided in the 2001 plan, the board cannot increase the number of shares that may be issued under the 2001 plan without stockholder approval. Neither the compensation committee nor the board may amend the 2001 plan in a manner which would impair or adversely affect the rights of an optionee without the optionee’s consent or make the option grant contrary to law. The 2001 plan became effective on June 28, 2001 and will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier.

Withholding of Taxes

     We may require optionees to pay any tax owed resulting from the exercise of an option and we have the right to withhold any taxes required by law to be withheld.

Federal Income Tax Consequences

     The federal income tax consequences to us and to any person granted an option under the 2001 plan under the applicable provisions of the Internal Revenue Code of 1986 and the regulations thereunder are substantially as follows:

     NQSOs. No income will be recognized by an optionee upon the grant of an NQSO. On the exercise of an NQSO, the optionee will generally have ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the exercise price of the option. The income recognized by an optionee who is also one of our employees will be subject to tax withholding. Upon a later sale of the shares, the optionee will have capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis of the shares held.

     We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NQSO.

     ISOs. No income will be recognized by an optionee upon the grant of an ISO. Also, the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were an NQSO) and we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the options or (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will have ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock. The optionee will have capital gain or loss in an amount equal to the difference between (i) the amount realized by the optionee upon the disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, that is recognized by the optionee. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee if the stockholder fails to satisfy the ISO holding period requirements.

     The foregoing is only a summary of ours and the optionee’s federal income effects with regard to the grant and exercise of options under the 2001 plan. The summary does not purport to be complete and references should be made to the applicable provisions of the Internal Revenue Code.

     As of April 1, 2002, the closing price of our common stock was $2.80.

     Approval of the 2001 plan requires the affirmative vote of the holders of a majority of the shares of our common stock and Series B Preferred Stock, voting together, represented in person or by proxy at the annual meeting. The board of directors believes that approval of 2001 plan is in our best interest since it will assist us in effectively recruiting, motivating and retaining the caliber of employees, directors, advisors and consultants essential for achievement of our success.

     The board of directors recommends a vote “for” the approval and adoption of the 2001 equity incentive plan.

Beneficial Ownership of iPIX Common Stock of
Principal Stockholders, Directors and Management

     The table below shows the amount of our common stock beneficially owned by (a) each stockholder known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and named executive officers and (c) all current directors and executive officers as a group. Unless otherwise stated, the address for each person in the table is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying options or warrants exercisable within 60 days of April 1, 2002, but excludes shares of common stock underlying options held by other persons. We are presenting ownership information as of April 1, 2002.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percentage of Shares(%)

Image Investor Portfolio	8,091,825	(1)	54.7
Memphis Angels, LLC	8,091,825	(1)	54.7
Paradigm Capital Equity Partners, LLC	8,091,825	(1)	54.7
Paradigm Holdings	8,091,825	(1)	54.7
Frank A. McGrew, IV
6410 Poplar Ave.
Memphis Tennessee, 38119	8,091,825	(1)	54.7
eBay Inc.
2145 Hamilton Ave.
San Jose, CA 95125	980,750	(2)	12.6
First Avenue Partners, L.P.
138 Second Ave., N
Suite 200 Nashville, TN 37201	1,611,312	(3)	19.2
Donald W. Strickland	121,864	(4)	*
Paul A. Farmer	75,000	(5)	*
Matthew S. Heiter	105,234	(6)	*
James M. Phillips	181,351	(7)	*
John J. Kalec	17,756		*
Michael D. Easterly	31,398	(8)	*
Laban P. Jackson, Jr.	72,773	(9)	*
Andrew P. Seamons	27,500	(10)	*
Thomas M. Garrott	27,500	(10)	*
David M. Wilds	1,638,812	(3)(10)	19.5
Gregory S. Daily	124,696	(10)
All directors and executive officers
as a group (9) persons	2,224,777	(11)	25.2

*	Less than one percent

(1)  Based upon an amended Schedule 13D filed by Image Investor Portfolio, Memphis Angels, LLC, Paradigm Capital Equity Partners, LLC, Paradigm Holdings, and Mr. McGrew on March 26, 2002, each of these persons beneficially owns 8,091,825 shares of common stock, consisting of shares issuable upon conversion of (i) 628,830 shares of Series B preferred stock; and (ii) 250,000 shares of Series B Preferred Stock underlying the Tranche A warrants issued on May 14, 2001. Each share of Series B preferred stock is convertible into 9.2075 shares of common stock. All of the shares are held or may be acquired by Image Investor Portfolio, a separate series of Memphis Angels, LLC, a Delaware limited liability company, of which Paradigm Capital Equity Partners, LLC, a Delaware limited liability company, is the manager, of which Paradigm Holdings, a Delaware general partnership, is the managing member, of which Mr. McGrew is the managing partner. Mr. McGrew exercises shared voting and dispositive power over all of the common stock, Series B preferred stock and warrants held by Image Investor Portfolio. Mr. McGrew expressly disclaims beneficial ownership of, and pecuniary interest in, any of our securities.

(2)  Based upon a Schedule 13G filed by eBay Inc. on October 4, 2001 and includes shares of common stock issuable upon the conversion of 100,000 shares of Series B Preferred Stock and 60,000 shares of common stock issuable upon the exercise of warrants.

(3)  Based upon a Schedule 13D filed by First Avenue Partners, L.P. on October 9, 2001 and includes shares of common stock issuable upon the conversion of 175,000 shares of Series B Preferred Stock.

(4)  Includes 2,219 shares held in trust for the benefit of Mr. Strickland’s children and 100,601 shares of common stock issuable upon the exercise of stock options.

(5)  Includes 75,000 shares of common stock issuable upon the exercise of stock options.

(6)  Includes 90,566 shares of common stock issuable upon the exercise of stock options.

(7)  Includes 351 shares held in trust for the benefit of Mr. Phillips’ children and 180,000 shares of common stock issuable upon the exercise of stock options.

(8)  Includes 31,198 shares of common stock issuable upon the exercise of stock options.

(9)  Includes 273 shares held by Mr. Jackson’s wife and 27,500 shares of common stock issuable upon the exercise of stock options.

(10)  Includes 27,500 shares of common stock issuable upon the exercise of stock options.

(11)  Includes shares of common stock issuable conversion of 175,000 shares Series B Preferred Stock and 434,865 shares of common stock issuable upon the exercise of stock options.

Executive Compensation

     The table below sets forth summary compensation information for each of the last three fiscal years with regard to each person who served as our chief executive officer during 2001 and our most highly compensated executive officers who are referred to as named officers.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

						Restricted
				Other Annual		Stock	Securities	All Other
		Salary	Bonus	Compensation		Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)		($)(1)	Options	($)

Donald W. Strickland	2001	320,413	—	4,700	(2)	59,138	325,000	—
President and Chief Executive Officer	2000	194,385	—	—		—	250,000	—
	1999	—	—	—		—	—	—

Paul A. Farmer (3)	2001	112,500	37,500	—		—	250,000	—
Chief Financial Officer	2000	—	—	—		—	—	—
	1999	—	—	—		—	—	—

Matthew S. Heiter	2001	252,504	85,000			94,571	175,000	—
Executive Vice President and	2000	244,794	—	—		—	37,500	—
General Counsel	1999	—	—	—		—	200,000	—

James M. Phillips	2001	253,008	—	28,036	(4)	—	200,000	579,651 (4)
Former Chairman and Chief	2000	424,992	250,000	22,487	(4)	—	1,500,000	—
Executive Officer	1999	393,044	550,000	338,010	(4)	—	186,234	—

John J. Kalec	2001	131,866	—	—		17,609	—	252,528 (5)
Former Chief Financial Officer	2000	239,747	75,000	—		—	—	—
	1999	—	—	—		—	—	—

     (1)  In 2001, we implemented an “Option Exchange Program” that was open to all employees. These amounts reflect the value of the shares of restricted stock issued to the named officers who participated in this program.

     (2)  This amount consists of life insurance premiums we paid on behalf of Mr. Strickland.

     (3)  Mr. Farmer joined us as chief financial officer in June 2001.

     (4)  For 2001, these amounts include $18,800 of life insurance premiums, $9,236 of club dues, $179,651 of consulting fees and $400,000 of severance payments to Mr. Phillips. For 2000, this amount includes payment of life insurance premiums. For 1999, this amount includes a relocation expense of $313,825 and life insurance premiums of $24,185.

     (5)  This amount includes severance payments made to Mr. Kalec.

     The table below sets forth information regarding stock option holdings held by the named officers as of December 31, 2001.

Stock Option Grants in the Fiscal Year ended December 31, 2001

	Individual Grants

		Percentage			Potential Realizable Value At
	Number of	of Total			Assumed Annual Rates of Stock
	Securities	Options			Price Appreciation for Option
	Underlying	Granted to	Exercise or		Term(1)
	Option	Employees in	Base Price	Expiration
Name	Granted	Fiscal 2001	($/Share)	Date	5%($)	10%($)

Donald W. Strickland	75,000	1.8%	2.80	6/28/11	132,068	334,686
	75,000	1.8%	1.50	9/24/11	70,751	179,296
	175,000	4.1%	2.04	12/11/11	224,515	568,966

Paul A. Farmer	75,000	1.8%	2.80	6/28/11	132,068	334,686
	75,000	1.8%	1.50	9/24/11	70,751	179,296
	100,000	2.4%	2.04	12/11/11	128,295	325,123

Matthew S. Heiter	75,000	1.8%	2.80	6/28/11	132,068	334,686
	75,000	1.8%	1.50	9/24/11	70,751	179,296
	25,000	0.6%	2.04	12/11/11	32,074	81,281

James M. Phillips	100,000	2.4%	7.90	5/25/05	170,250	366,639
	100,000	2.4%	9.09	5/25/05	195,895	421,867

John J. Kalec	—	—	—	—	—	—

     (1)  Assumes increases in the fair market value of the common stock of 5% and 10% per year from the exercise price over the terms of the options in compliance with the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values presented in the table.

Stock Option Exercise and Values for Fiscal Year ended December 31, 2001

			Number of Shares
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money
	Acquired		FY-End, 2001		Options at FY-End, 2001($)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald W. Strickland(1)	—	—	70,725	294,300	11,438	46,563
Paul A. Farmer(1)	—	—	18,750	231,250	11,438	41,313
Matthew S. Heiter(1)	—	—	58,721	147,409	11,438	36,063
James M. Phillips(1)	—	—	130,000	70,000	—	—
John J. Kalec(1)	—	—	—	—	—	—

     (1)  These officers did not exercise any options in 2001.

Employment and Severance Agreements

     We have entered into employment agreements with each of Mr. Strickland, Mr. Farmer and Mr. Heiter in order to assure their continued service. Messrs. Phillips and Kalec no longer serve as executives of iPIX and have entered into the severance agreements described below.

     Donald W. Strickland. iPIX entered into an employment agreement with Mr. Strickland on July 1, 2001 which contains the terms of Mr. Strickland’s employment with iPIX. The employment agreement provides that Mr. Strickland will serve as president and chief executive officer of iPIX until such time as either iPIX or Mr. Strickland terminates the employment agreement. The employment agreement provides that Mr. Strickland will receive a base salary of $335,000 per year and will be eligible for an annual bonus of up to fifty percent (50%) of his base salary. We may terminate Mr. Strickland’s employment agreement with or without cause; however, if we terminate the agreement without cause, or if Mr. Strickland resigns for good reason, he is entitled to a severance payment equal to six (6) months of his annual base salary. In the event Mr. Strickland is terminated without cause or resigns for good reason within two (2) years of a change of control, Mr. Strickland is entitled to payment of six (6) months of his annual salary within ten (10) days of the change of control. This agreement replaces Mr. Strickland’s previous employment agreement which provided for, among other things, severance of twelve (12) months of his annual base salary in such events.

     Paul A. Farmer. iPIX entered into an employment agreement with Mr. Farmer on July 1, 2001 which contains the terms of Mr. Farmer’s employment with iPIX. The employment agreement provides that Mr. Farmer will serve as chief financial officer of iPIX until such time as either iPIX or Mr. Farmer terminates the employment agreement. The employment agreement provides that Mr. Farmer will receive a base salary of $225,000 per year and will be eligible for an annual bonus of up to fifty percent (50%) of his base salary. We may terminate Mr. Farmer’s employment agreement with or without cause; however, if we terminate the agreement without cause, or if Mr. Farmer resigns for good reason, he is entitled to a severance payment equal to six (6) months of his annual base salary. In the event Mr. Farmer is terminated without cause or resigns for good reason within two (2) years of a change of control, Mr. Farmer is entitled to payment of six (6) months of his annual salary within ten (10) days of the change of control.

     Matthew S. Heiter. Mr. Heiter’s employment agreement expires on June 1, 2002 and is renewable by Mr. Heiter for an additional period not to exceed one (1) year. Mr. Heiter receives an annual salary of $255,000 and is eligible for a performance based bonus of up to 40% of his base salary. We may terminate the agreement with or without cause; however, if we terminate the agreement without cause, in connection with a change of control or if Mr. Heiter resigns for good reason, Mr. Heiter is entitled to a severance payment of $255,000.

     James M. Phillips. Mr. Phillips resigned as our chairman and chief executive officer effective as of May 25, 2001. Pursuant to a separation and consulting agreement, Mr. Phillips was named Chairman Emeritus, Founder. Pursuant to this agreement, Mr. Phillips received a consulting fee of $35,416.66 per month (adjusted on a pro rata basis for any month that Mr. Phillips consults less than a full month). Also pursuant to the agreement, Mr. Phillips received all accrued salary and all accrued and unused vacation time earned through May 25, 2001. Mr. Phillips served as a consultant until October 31, 2001. Mr. Phillips’ employment agreement dated January 24, 1997, as amended, terminated with this separation and consulting agreement.

     Further, in accordance with the separation and consulting agreement, Mr. Phillips will receive a severance payment in the amount of $1,300,000, in the following increments: (i) $200,000 was paid on May 25, 2001; (ii) $200,000 was paid on September 1, 2001; (iii) $200,000 was paid on January 1, 2002; (iv) $200,000 will be paid on or before June 1, 2002; (v) $200,000 will be paid on or before January 1, 2003; (vi) $200,000 will be paid on or before June 1, 2003 and (vii) $100,000 will be paid on or before September 1, 2003.

     Further, as consideration for surrendering all of his previously issued options, we granted Mr. Phillips non-qualified stock options to purchase 200,000 shares of our common stock. These new stock options have exercise prices as follows: (i) 100,000 shares at $7.90 per share and (ii) the remaining 100,000 shares at $9.10 per share. These options vest as follows: (i) 65,000 shares vested on May 25, 2001; (ii) 65,000 shares vested on December 31, 2001; (iii) 50,000 shares will vest on June 1, 2002; and (iv) 20,000 shares will vest on December 31, 2002. The exercise price of the options vesting on each vesting date will be pro-rata as to exercise prices (i.e., an equal portion of the options vested on each vesting date shall be at the $7.90 exercise price and at the $9.10 exercise price). These options expire on May 25, 2005.

     In addition, we agreed to cancel the repayment of any disbursed principal and accrued interest (9.5% during 2000 and 5.0% during 2001) under the $2,000,000 line of credit established for Mr. Phillips under his amended employment agreement. We also agreed to pay Mr. Phillips’ attorneys’ fees up to $25,000 in connection with his separation and the negotiation of the separation and consulting agreement.

     Also, Mr. Phillips agreed that through December 31, 2002 he will not (i) compete with, or provide services to any competing business or (ii) solicit any employee, consultant, contractor, customer or prospective customer of ours to terminate, diminish or alter their relationship with us.

     John J. Kalec. Mr. Kalec resigned as our chief financial officer effective as of May 31, 2001. Pursuant to a separation agreement, Mr. Kalec received a severance payment of $250,000 in addition to all accrued salary and all accrued and unused vacation time earned through May 31, 2001. Mr. Kalec’s employment agreement terminated with the separation agreement. Additionally, Mr. Kalec is subject to a non-competition agreement.

Report of the Audit Committee

     The audit committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2001. The audit committee has also discussed with our independent auditors, PricewaterhouseCoopers, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as amended), and has discussed with the auditors the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

     The audit committee consists of three directors. Each member meets the independence and qualification standards required by the National Association of Securities Dealers, Inc. and at least one member also meets the accounting experience standard also required.

     The audit committee presents the following summary of all fees billed and/or paid to PricewaterhouseCoopers LLP during 2001 for the following services:

     Audit Fees. Fees to Pricewaterhouse Coopers, LLP for the year ended December 31, 2001 audit and the review of Forms 10-Q were approximately $278,000 of which an aggregate amount of approximately $145,000 was billed through December 31, 2001.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not bill us in 2001 for services relating to information technology, such as financial information systems design and implementation.

     All Other Fees. The aggregate fees billed by Pricewaterhouse Coopers LLP for non-audit and non-information technology services during 2001 were approximately $192,000.

     Based on the audit committee’s recommendation, the board reappointed PricewaterhouseCoopers LLP to serve as independent accountants and to audit our financial statements for 2001. Independent accountants for the current fiscal year will be appointed by the Board at its May 2002 meeting.

Audit Committee,

         Andrew P. Seamons
         Thomas M. Garrott
         Laban P. Jackson, Jr.

Report of the Compensation Committee on Executive Compensation

     The following is a report of the compensation committee of the board of directors describing the compensation policies applicable to our executive officers during the fiscal year ended December 31, 2001. The compensation committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. It also makes recommendations to the board of directors concerning the granting of awards under our stock plans.

     For the fiscal year ended December 31, 2001, the process utilized by the compensation committee in determining executive compensation levels was based on competitive salary survey data obtained from Watson Wyatt, an independent compensation consulting firm, and the subjective judgment of the compensation committee. Among the factors considered by the compensation committee were the recommendations of the chief executive officer with respect to the compensation of our key executive officers. However, the compensation committee made the final compensation decisions concerning those officers.

General Compensation Policy

     Our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the board to have a portion of each executive’s compensation contingent upon our financial performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the board establishes from time to time and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

     The summary below describes in more detail the factors which we consider in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

     The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with us for business and executive talent and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure.

Cash-Based Incentive Compensation

     Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as expense reduction, revenue growth, earnings growth and improved gross margins.

Long-Term Incentive Compensation

     We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under this plan take the form of stock options, restricted stock awards and stock purchase rights designed to give the recipient a significant equity stake in the company and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities and industry practices and standards. Long-term incentives granted in prior years and existing level of stock ownership are also taken into consideration.

     Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). In 2001, the compensation committee granted options to executive officers that vest over a two year period, three-fourths of which vested by the end of the first year and the rest of which vest monthly thereafter. In December 2001, the compensation committee granted options to executive officers that vest in full at the end of the first year. The number of awards granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice. Accordingly, the award grant will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the award term.

Compensation of the Chief Executive Officer

     Donald W. Strickland was appointed our chief executive officer in May 2001. The compensation committee determined Mr. Strickland’s base salary after evaluating a number of factors, including Mr. Strickland’s then current salary, salaries of chief executive officers of other public companies of similar size in the industry and Mr. Strickland’s performance in general. Mr. Strickland’s base salary in 2001 was $335,000. We did not pay Mr. Strickland any cash bonuses in 2001.

     James M. Phillips served as our chief executive officer until May 2001. The compensation committee determined Mr. Phillips’ base salary after evaluating a number of factors, including salaries of chief executive officers of companies of similar size in the industry, his performance and our performance generally. Mr. Phillips’ base salary in 2001 was $425,000.

     Mr. Phillips’ employment agreement established the payments or benefits he was entitled to upon termination of his employment. Because we did not have sufficient cash assets to satisfy the terms of Mr. Phillips’ separation as set forth in his employment agreement, iPIX was unable to negotiate the terms of Mr. Phillips’s separation. Therefore, the terms of Mr. Phillips’ separation agreement were negotiated between Paradigm Holdings and Mr. Phillips in connection with the sale of the senior secured convertible notes in May 2001.

Deductibility of Executive Compensation

     The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by us to each of our executive officers is expected to be below $1 million and the compensation committee believes that options granted under our stock option plans to these officers will meet the requirements for qualifying as performance-based, the compensation committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the compensation committee’s policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to our executive officers that may not be deductible.

Compensation Committee,

         Michael D. Easterly
         Gregory S. Daily

Compensation Committee Interlocks and Insider Participation

     John S. Hendricks, a former director, Laban P. Jackson, and Messrs. Easterly and Daily served during fiscal year 2001 as members of the compensation committee of the board of directors. None of these persons are or have been an officer or employee of ours. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

Performance Graph

     The graph below compares our performance since our initial public offering with the performance of the Nasdaq index and the ISDEX, an index featuring 50 publicly traded Internet companies with representation from twelve Internet sectors. It reflects an investment of $100.00 on August 25, 1999, the day our stock became publicly traded.

Total Return Analysis

	8/25/99	12/31/99	12/31/00	12/31/01

Internet Pictures Corp.	$100.00	$236.61	$13.84	$3.01
ISDEX	$100.00	$167.83	$70.47	$35.28
Nasdaq Composite	$100.00	$145.18	$88.14	$69.58

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from BRIDGE Information Systems, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     The federal securities laws require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely on our review of the copies of these forms received by us or representations from certain reporting persons, we believe that SEC beneficial ownership reporting requirements for 2001 were met with the following exception:

     A Form 3 was not filed timely to report the stock holdings of Mr. Daily, a director.

     Due to the complexity of the reporting rules, we have instituted procedures to assist our officers and directors with these obligations.

Related Party Transactions

     Persons who are directors, executive officers and affiliates of ours entered into the following transactions during fiscal year 2001.

     Transactions with Executive Officers

     In connection with Mr. Phillips’ (our former chairman and chief executive officer) separation from iPIX, we forgave a $2,000,000 loan made under a line of credit and accrued interest of $163,000. Interest accrued at a rate of 9.5% during 2000 and 5.0% during 2001.

     In September 1996, Mr. Strickland, the then president and chief executive officer of Pictureworks Technology, Inc., in connection with his employment agreement, purchased 39,339 shares of common stock of Pictureworks, in exchange for a full recourse promissory note in the amount of $126,000. We acquired Pictureworks in April 2000. Interest on the note accrued semiannually at a 6.74% annual rate. The note and accrued interest ($52,000) were forgiven effective January 2, 2002. We also made a one-time payment to Mr. Strickland of $152,619 to fully reimburse Mr. Strickland for all federal, state and local income and employment taxes with respect to the forgiveness of the loan.

     Transactions with eBay Inc.

     Pursuant to a Visual Content Services Agreement dated April 19, 2000 (as amended), we provide eBay with image management services to eBay’s online auction Web sites. Pursuant to that agreement, we issued eBay a warrant to purchase 60,000 shares of our common stock at an exercise price of $203.80 per share. The warrant expires on April 19, 2010. Under this agreement, we generated revenue of approximately $212,000 and $6,048,000 in 2000 and 2001, respectively.

     In September, 2001, we sold to eBay, and eBay leased back to us, certain computer equipment utilized to provide image management services to eBay and other customers. The purchase price for the equipment was approximately $2,257,000 and was equal to the net book value of the assets sold. The transaction resulted in no gain or loss to us. Pursuant to a lease schedule covering this equipment, we pay eBay monthly lease payments of approximately $90,000 in years 1 and 2 and approximately $19,000 in year 3. In 2001, we paid eBay $194,000 of rent pursuant to this lease schedule.

     In December, 2001, we sold to eBay, and eBay leased back to us, additional computer equipment utilized to provide image management services. The purchase price for the equipment was approximately $541,000 and was equal to the net book value of the assets sold. The transaction resulted in no gain or loss to us. Pursuant to a lease schedule covering this equipment, we pay eBay monthly lease payments of approximately $21,000 in years 1 and 2 and approximately $5,000 in year 3. In 2001, we paid eBay $20,000 of rent pursuant to this lease schedule.

     Other Transactions

     In September 2001, in connection with the closing of the sale of the Series B Preferred Stock, we paid Legacy Securities, Inc. an investment advisory fee of $200,000. Mr. Easterly, a director, is the principal officer and controlling stockholder of Legacy Securities.

     In September 2001, Image Investor converted $10,000,000 of convertible senior secured notes into 500,000 shares of our Series B Preferred Stock. In addition, Image Investor converted $277,000 of interest due on the convertible senior secured note into 13,831 shares of Series B Preferred Stock and purchased an additional 115,000 shares Series B Preferred Stock for a purchase price of $2,300,000. In connection with its investment in our company, Image Investor holds warrants to purchase (i) 150,000 shares of Series B Preferred Stock at a purchase price of $20 per share and (ii) 100,000 shares of Series B Preferred Stock at $40 per share. The warrants expire on May 14, 2006.

Other Matters

     The board of directors knows of no matters other than those discussed in this proxy statement which will be presented at the annual meeting. However, if any other matters are properly brought before the annual meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

     We will mail without charge, a copy of our annual report on Form 10-K, including any amendments, for the year ended December 31, 2001, as filed with the SEC. Requests for a copy of the Form 10-K should be directed to Internet Pictures Corporation, 3160 Crow Canyon Road, Fourth Floor, San Ramon, California 94583, Attention: Investor Relations; (925) 242-4002.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew S. Heiter

MATTHEW S. HEITER
Secretary

ANNEX A

CERTIFICATE OF AMENDMENT TO

INTERNET PICTURES CORPORATION’S

RESTATED CERTIFICATE OF INCORPORATION

ANNEX A

AMENDMENT TO INTERNET PICTURES CORPORATION
RESTATED CERTIFICATE OF INCORPORATION

     Article IV of Internet Picture Corporation’s Restated Certificate of Incorporation shall be amended by deleting the third sentence of the first paragraph of said Article IV and inserting the following in lieu thereof:

     The total number of shares of Common Stock that the Corporation is authorized to issue is 50,000,000, with a par value of $0.001 per share.

ANNEX B

INTERNET PICTURES CORPORATION

AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN

ANNEX B

AMENDED AND RESTATED

INTERNET PICTURES CORPORATION

2001 EQUITY INCENTIVE PLAN

     The purpose of the Internet Pictures Corporation 2001 Equity Incentive Plan (the “Plan”) is to provide (i) designated employees (including employees who are also officers or directors) of Internet Pictures Corporation and its subsidiaries (the “Company”), (ii) certain consultants and advisors to the Company and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options and nonqualified stock options (“Options”) and restricted stock awards (“Restricted Stock Awards”) and Stock Appreciation Rights, Performance Shares, Dividend Equivalent Payments and Other Stock Based Awards (“Options” and “Restricted Stock Awards” and “Stock Appreciation Rights,” “Performance Shares,” “Dividend Equivalent Payments” and “Other Stock Based Awards” are collectively referred to herein as “Awards”).

     The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

     1.     Administration

     (a)  The Plan will be administered by a compensation committee (the “Committee”) of two or more directors appointed by the Board. If no compensation committee is appointed, all references in the Plan to the “Committee” shall be deemed to refer to the Board.

     (b)  The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be granted under the Plan, (ii) determine the type, size and terms of the Awards to be granted to each such individual, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

     (c)  The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

     2.     Shares Subject to the Plan

     (a)  Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued under the Plan is 6,000,000 shares plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2002 equal to 5% of the outstanding shares on such date or a lesser amount determined by the Committee. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Awards granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Awards shall again be available for purposes of the Plan.

     (b)  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Awards, the maximum number of shares of Company Stock for which any individual participating in the Plan may receive Awards in any year, the number of shares covered by outstanding Awards, the kind of shares issued under the Plan, and the price per share of such Awards shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

     3.     Eligibility for Participation

     (a)  All employees of the Company (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

     (b)  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Company Stock subject to a particular grant in such manner as the Committee determines. The Board must approve the grant and terms of any Awards granted to Non-Employee Directors and to any other directors who are members of the Committee. Employees, Key Advisors and Non-Employee Directors who receive Awards under this Plan shall hereinafter be referred to as “Grantees”.

     4.     Options

     (a)  Options granted under the Plan may be incentive stock options (“Incentive Stock Options”) or nonqualified stock options (“Nonqualified Stock Options”) as described in Section 4(b). All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the “Grant Instrument”) or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument.

     (b)  (i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or Nonqualified Stock Options that are not intended so to qualify, or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

           (ii)  The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of such Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted, (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and (z) in no circumstances will the Exercise Price be less than 90% of the per share price of a share of Company Stock established in the stock placement transaction immediately preceding such determination.

           (iii)  If Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid”

and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

     (c)  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option (i) in cash, (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 11) at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

     (d)  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code). If and to the extent that an Option designated as an Incentive Stock Option fails so to qualify under the Code, the Option shall remain outstanding according to its terms as a Nonqualified Stock Option.

     5.     Restricted Stock Awards

     (a)  The Committee may grant Restricted Stock Awards pursuant to the Plan. Restricted Stock Awards may be granted to Employees, Non-Employee Directors and Key Advisors. Such Restricted Stock Awards shall be in any form the Committee deems appropriate, including but not limited to, stock for converted options, stock bonuses and stock purchase rights. Each Restricted Stock Award shall be evidenced by a Grant Instrument.

     (b)  A Grantee’s right to retain a Restricted Stock Award shall be subject to such restrictions, including, but not limited to, his continuous employment by the Company for a specified period. The Committee may, in its sole discretion, require different periods of employment and objectives with respect to different Grantees, different Restricted Stock Awards or designated portions of a single Restricted Stock Award.

     (c)  Company Stock subject to a Restricted Stock Award shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the Grant Instrument or the Plan.

     (d)  A Grantee may exercise a Restricted Stock Award that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.

     (e)  Grants of Restricted Stock Awards shall be made at such cost to the Grantee as the Committee shall determine and may be issued in consideration for past services actually rendered to or for the benefit of the Company.

     6.     Stock Appreciation Rights

     (a)  The Committee may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is a right to receive a payment equal to the excess of the (i) Fair Market Value of the shares of Common Stock covered by such right as of the date of exercise or termination over (ii) such amount as is determined by the Committee at the time the Stock Appreciation Right is granted; such grants may be made individually or in tandem with Options. Each Stock Appreciation Right shall be evidenced by an Agreement and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate.

     (b)  If Stock Appreciation Rights are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in Stock Appreciation Rights standing to a Grantee’s credit; the payment of Stock Appreciation Rights shall cause a proportional reduction of the number of shares of Common Stock exercisable under such Option. If Stock Appreciation Rights are granted in tandem with an Incentive Stock Option, the Stock Appreciation Rights shall have such terms and conditions as shall be required for the Incentive Stock Option to qualify as an Incentive Stock Option.

     (c)  Upon electing to receive payment of a Stock Appreciation Right, a Grantee shall receive payment in cash, in Common Stock, in any combination of cash and Common Stock, or in such other form as the Committee shall determine. Stock Appreciation Rights shall be paid by the Company to a Grantee, to the extent payment is elected by the Grantee (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

     7.     Performance Shares

     (a)  The Committee may Award Performance Share Units pursuant to the Plan. Each Award of Performance Share Units shall be evidenced by an Agreement and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate.

     (b)  Performance Shares Units represent the right of a Grantee to receive Common Stock or the cash equal to the Fair Market Value of such Common Stock at a future date in accordance with the terms and conditions of the Award. The terms and conditions shall be determined by the Committee, in its sole discretion, but are generally expected to be based substantially upon the attainment of targeted financial performance objectives.

     (c)  When the Committee certifies that the performance goals required by the Award have been attained or otherwise satisfied, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Grantee.

     8.     Dividend Equivalent Payments

     The Committee may authorize the payment of dividend equivalents on some or all of the shares of Common Stock covered by an Award pursuant to the Plan, in an amount equal to, and commensurate with, dividends declared by the Committee and paid on Common Stock. Dividend equivalents payable on Awards under this Section 8 may be paid in cash or in Common Stock at the discretion of the Committee.

     9.     Other Stock Based Awards and Other Benefits

     (a)  The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Common Stock based on certain conditions, the payment of cash based on the market performance of the Common Stock, and the grant of securities convertible into Common Stock.

     (b)  The Committee shall have the right to provide other types of Awards under the Plan in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan has been established.

     10.    Granting of Awards

     (a)  Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each grant of Awards to Employees, Non-Employee Directors and Key Advisors, subject to approval of the Board with respect to Awards granted to Non-Employee Directors or members of the Committee.

     (b)  Award Term. The Committee shall determine the term of each Award, subject to approval of the Board with respect to Awards granted to Non-Employee Directors or members of the Committee. The term of any Award shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

     (c)  Exercisability of Awards. Awards shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument, subject to approval of the Board with respect to Awards granted to Non-Employee Directors or members of the Committee. The Committee may accelerate the exercisability of any or all outstanding Awards at any time for any reason.

     (d)  Termination of Employment, Disability or Death.

            (i)  Except as provided below, an Award may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than “disability”, death, or “termination for cause”, any Award which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Award term. Unless otherwise specified by the Committee, any of the Grantee’s Awards that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

            (ii)  In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a “termination for cause” by the Company, any Award held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company.

            (iii)  In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is “disabled”, any Award which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Award term. Any of the Grantee’s Awards which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

            (iv)  If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed, or provide service, on account of a termination of employment or service specified in Section 10(d)(i) above (or within such other period of time as may be specified by the Committee), any Award that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Award term. Any of the Grantee’s Awards that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

            (v)  For purposes of this Section 10(d):

(A) The term “Company” shall mean the Company and its parent and subsidiary corporations.

(B) “Employed by, or providing service to, the Company” shall mean employment as an Employee or the provision of services to the Company as a Key Advisor or member of the Board (so that, for purposes of exercising Awards, a Grantee shall not be considered to have terminated employment or ceased to provide services until the Grantee ceases to be an Employee, Key Advisor or member of the Board).

(C) “Disability” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code.

(D) “Termination for cause” shall mean a finding by the Committee that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information. In the event a Grantee’s employment or service is terminated for cause, in addition to the immediate termination of all Awards, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Award for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

     11.   Withholding of Taxes

     (a)  Required Withholding. All Awards under the Plan shall be granted subject to any applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from wages paid to the Grantee any federal, state or local taxes required by law to be withheld with respect to Awards, or the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold.

     (b)  Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company’s income tax withholding obligation with respect to an Award by having shares withheld up to an amount that does not exceed the Grantee’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

     12.   Transferability of Awards.

     (a)  Except as provided below, only the Grantee or his or her authorized representative may exercise rights under an Award. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Nonqualified Options, if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

     (b)  Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members or other persons or entities according to such terms as the Committee may determine.

     13.   Change of Control of the Company

     As used herein, a “Change of Control” shall be deemed to have occurred if:

     (a)  After the effective date of the Plan, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of the then outstanding securities of the Company, except where the acquisition is approved by the Board; provided, however, that the acquisition of securities of the Company pursuant to the terms of that certain Securities Purchase Agreement dated May 14, 2001 between the Company and Image Investor Portfolio, a separate series of Memphis Angels, LLC shall not be deemed a Change of Control within the meaning of this Section 13;

     (b)  The stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to a majority of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

     (c)  Any person has commenced a tender offer or exchange offer for 35% or more of the voting power of the then outstanding shares of the Company; or

     (d)  After this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     14.   Consequences of a Change of Control

     (a)  Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Awards written notice of such Change of Control and (ii) all outstanding Awards shall automatically accelerate and become fully exercisable.

     (b)  In addition, upon a Change of Control described in Section 13(b)(i) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised shall be assumed by, or replaced with comparable options, restricted stock awards stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards by, the surviving corporation. Any replacement options or restricted stock or stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards shall entitle the Grantee to receive the same amount and type of securities as the Grantee would have received as a result of the Change of Control had the Grantee exercised the Awards immediately prior to the Change of Control.

     (c)  Notwithstanding the foregoing, in the event of a Change of Control, the Committee may require that Grantees surrender their outstanding Awards in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s outstanding Awards exceeds the Exercise Price of the Awards.

     (d)  Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

     15.   Amendment and Termination of the Plan

     (a)  Amendment. The Board may amend or terminate the Plan at any time; provided, however, that any amendment to the Plan that requires stockholder approval shall be submitted to a vote of stockholders in order to comply with Section 162(m) of the Code if such Section is applicable to the Plan.

     (b)  Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the stockholders.

     (c)  Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is granted shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or modified under Sections 13 and 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

     (d)  Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

     16.     Funding of the Plan

     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Awards.

     17.     Rights of Participants

     Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

     18.     No Fractional Shares

     No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     19.     Requirements for Issuance of Shares

     No Company Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award granted to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and interpretations, including any requirement that a legend or legends be placed thereon.

     20.     Headings

     Section headings are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

     21.     Effective Date of the Plan.

     This Plan was adopted by the Board of Directors on June 28, 2001.

     22.     Miscellaneous

     (a)  Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to grant Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or restricted stock awards or to grant stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Awards to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option or restricted stock award made by such corporation. The Committee shall prescribe the provisions of the substitute Awards.

     (b)  Compliance with Law. The Plan, the grant and exercise of Awards, and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

     (c)  Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder with respect to any shares of Company Stock covered by an Award until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company. Once an Award is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Award is exercised, except as provided in Section 2 of the Plan.

     (d)  Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware.

     Amended and Restated as of September 12, 2001.

INTERNET PICTURES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2002
9:00 A.M., Central Daylight Time

Adams Mark Hotel
939 Ridge Lake Blvd.
Memphis, TN

INTERNET PICTURES CORPORATION

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 30, 2002 ANNUAL MEETING OF THE STOCKHOLDERS

The undersigned hereby appoints Donald W. Strickland, Paul A. Farmer and Matthew S. Heiter, or any of them, as proxies, each with full power of substitution, to represent the undersigned and vote for and on behalf of the undersigned the number of shares of Common Stock and/or Class B Common Stock of Internet Pictures Corporation (“iPIX”) held of record on April 12, 2002 and which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 30, 2002 at 9:00 A.M., Central Daylight Time, at the Adams Mark Hotel, 939 Ridge Lake Blvd., Memphis, Tennessee, and at any adjournments or postponements thereof.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

—Please detach here —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

The undersigned directs that this proxy be voted as follows:

(1)	A proposal to elect Michael D. Easterly as a director to serve until the 2005 annual meeting of stockholders.

For      Against       Abstain

(2)	A proposal to approve and adopt the amendment to the restated certificate of incorporation to reduce the number of shares of common stock that the Company is authorized to issue from 150 million to 50 million.

For      Against       Abstain

(3)	A proposal to approve and adopt the 2001 Equity Incentive Plan.

For      Against       Abstain

In their discretion, the holders of this proxy are authorized to vote upon such other business as may come before the meeting.

The shares of stock represented by this proxy will be voted as specified above, unless otherwise directed. The undersigned hereby revokes any proxy or proxies heretofore given for such stock and ratifies and confirms all that the above-named proxies or their substitutes may lawfully do by virtue hereof.

Dated: , 2002

Signature

Signature (if jointly held)

Title (if applicable)

Print Name(s) of Stockholder(s)

No. of Shares Voted:

Please indicate if you plan to attend the Stockholders’
Meeting.         Yes         No